TOTAL-TEL USA COMMUNICATIONS, INC.
                                  1997
                    ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints WARREN FELDMAN and THOMAS P. GUNNING, or either of them, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all stock of the undersigned in TOTAL-TEL USA COMMUNICATIONS, INC. at the 1997 Annual Meeting of Shareholders, to be held on Tuesday, September 23, 1997 at 10:00 A.M, EDT at 150 Clove Road, Little Falls, New Jersey, 07424 or at any adjourned session thereof. Said proxies are directed to vote the shares the undersigned would be entitled to vote upon the following matters, more fully described in the accompanying Proxy Statement:

     (1)     Election of Directors

            ( ) FOR all nominees (except     ( )      WITHHOLD AUTHORITY
                 as authority is withheld             to vote for all
                 by striking a line through           nominees
                 the nominee's name)

                 Kevin Alward          Warren Feldman
                 Sol Feldman           Leon Genet
                 Jay J. Miller



THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS, AND, IN THEIR DISCRETION, AS TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

Dated:                        , 1997
--------------------------
                                           -----------------------------

                                           -----------------------------
                                          Signature(s) of Shareholder(s)

Please sign exactly as name or names appear hereon. Kindly sign and return this proxy immediately. No postage required if mailed in the United States in the accompanying envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT



                  TOTAL-TEL USA COMMUNICATIONS, INC.
                           150 Clove Road
                   Little Falls, New Jersey  07424


                          NOTICE OF 1997
                 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
TOTAL-TEL USA COMMUNICATIONS, INC.:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Total-Tel USA Communications, Inc. which will be held at 150 Clove Road, 8th Floor, Little Falls, New Jersey, 07424 at 10:00 AM, EDT on Tuesday, September 23, 1997, for the following purposes:

     (1)     To elect directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on August 15, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The share transfer books will not be closed.

     YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

     By order of the Board of Directors.

                                   Thomas P. Gunning

                                   Secretary


August 18, 1997
Little Falls, New Jersey



                     TOTAL-TEL USA COMMUNICATIONS, INC.
                        ----------------------------
                              PROXY STATEMENT
                               -------------

                      ANNUAL MEETING OF SHAREHOLDERS
                            September 23, 1997

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of TOTAL-TEL USA COMMUNICATIONS, INC. (the "Company"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the shareholders' instructions thereon at the 1997 Annual Meeting of Shareholders (the "Meeting"), to be held on Tuesday, September 23, 1997 at 10:00 A.M., EDT, at 150 Clove Road, 8th Floor, Little Falls, New Jersey, 07424 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     A proxy may be revoked at any time before it is voted at the meeting by filing with the Secretary of the Company notice to such effect or a duly executed proxy bearing a later date. If no instructions are indicated, the proxies will be voted in accordance with management's recommendations set forth herein. The persons named as proxies intend to vote in accordance with their discretion on any matter which may properly come before the Meeting or any adjournment thereof. Shareholders who are present at the Meeting may revoke their proxies and vote in person if they so desire.

     This Proxy Statement is first being mailed to shareholders on or about August 18, 1997.

                      MATTERS TO BE ACTED UPON
                      -------------------------
     The following matters are to be considered and acted upon at the
Meeting:

     1. Five directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the Meeting or any adjournment thereof.



               SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND
               ------------------------------------------
                       CERTAIN BENEFICIAL OWNERS
                       -------------------------

     Only holders of record of the Company's Common Stock at the close of business on August 15, 1997 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 3,113,102 Common shares of the Company. Each outstanding Common share is entitled to one vote at the Meeting.

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

     Set forth below is certain information concerning persons who were known by the Company to own beneficially or of record more than 5% of the issued and outstanding shares of Common Stock of the Company as of August 15, 1997.

Name and Address           Number of Shares              Percentage
of Beneficial Owner           Owned (1)                   of Class
-------------------       -----------------              ----------

Warren H. Feldman, Esq.     577,262 shares (2)              16.9%
150 Clove Road
Little Falls, NJ 07424

Heartland Advisors, Inc.    578,700 shares                  16.9%
790 North Milwaukee Street
Milwaukee, WI  53202

Solomon Feldman             476,190 shares                  13.9%
1890 South Ocean Drive
Hallandale, FL  33009

Kevin Alward                281,950 shares (3)               8.2%
150 Clove Road
Little Falls, NJ 07424

Michael A. Karp             219,340 shares                   6.4%
3416 Sansom Street
Philadelphia, PA  19104


(1) All shares are beneficially owned and sole investment and voting power is held by the persons named.

(2) Includes options to purchase 129,000 shares of the Company's Common Stock which are exercisable currently or within 60 days of the date hereof.

(3) Includes options to purchase 181,000 shares of the Company's Common Stock which are exercisable currently or within 60 days of the date hereof.



Security Ownership of Management
--------------------------------

     The following table sets forth as of August 15, 1997 information concerning the beneficial ownership of outstanding shares of Common Stock of the Company by each director of the Company, each nominee for election as a director and all directors and officers of the Company as a group:

Name of Beneficial               Number of Shares            Percentage
      Owner                           Owned (1)               of Class
-------------------              ----------------            ----------
Kevin Alward                     281,950 shares(3)              8.2%

Solomon Feldman                  476,190 shares                13.8%

Warren H. Feldman                577,262 shares(2)             16.8%

Leon Genet                       49,310 shares                  1.4%

Jay J. Miller                         --                         --%

All directors and officers
as a group (6 in number)         1,407,212 shares(2)(3)        40.9%

(1) All shares are beneficially owned and sole investment and voting power is held by the persons named.

(2) Includes options to purchase 129,000 shares of the Company's Common Stock which are exercisable currently or within 60 days of the date hereof.

(3) Includes options to purchase 181,000 shares of th Company's Common Stock which are exercisable currently or within 60 days of the date hereof.


Changes in Control
------------------

     The Company knows of no contractual arrangement which may, at a subsequent date, result in a change of control of the Company.



                          ELECTION OF DIRECTORS
                          ---------------------

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting of Shareholders at five. The shares represented by the proxies will be voted in favor of the election as directors of the persons named below unless authority to do so is withheld. The directors elected will hold office until the next Annual Meeting of Shareholders and their respective successors are duly elected and qualify. If any nominee is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee and the others named below.
                                                 Director
Name                Company Office               Since             Age
----                ---------------              --------          ---

Kevin Alward        Director, President and        1996             31
                    Chief Operating Officer

Solomon Feldman     Director                       1959             76

Warren H. Feldman   Chairman of the Board,         1987             41
                    President and Chief
                    Executive Officer

Leon Genet          Director                       1996             66

Jay J. Miller       Director                       1983             64

     Mr. Kevin Alward, President and Chief Operating Officer of TotalTel, Inc., the principal operating subsidiary of the Company, joined TotalTel in October, 1988, as a sales account executive, became Manager of Sales in November, 1990 and Vice President of Marketing in 1991. In February, 1992, Mr. Alward was promoted to Senior Vice President of TotalTel, Inc. and assumed the additional responsibilities of Chief Operating Officer in April, l993. In 1994, Mr. Alward assumed the position of President of TotalTel, Inc. and in 1996, he was appointed President and Chief Operating Officer of the Company.

     Mr. Solomon Feldman served as the Treasurer from 1959 until April 1997 and as a director of the Company continuously since 1959.

     Mr. Warren H. Feldman was elected Chairman of the Board in September 1993 and President and Chief Executive Officer of the Company in September, 1992. Prior to such time, he served as Vice President - Regulatory Affairs of the Company since January, 1986 and was the General Manager of its Total-Tel USA division and in-house General Counsel of the Company since 1984. He was elected a director on April 1, 1987 and President of Total-Tel USA Division on October 27, 1988. Warren
H. Feldman is the son of Mr. Solomon Feldman.

     Mr. Leon Genet is a partner in Genet Realty, a commercial and industrial real estate brokerage firm. Following graduation from Syracuse University, he was an officer in the United States Air Force. Mr. Genet continues his significant involvement with Syracuse University as a benefactor and as a charter member of the Board of the College for Human Development, home of the highly popular Genet lecture series, which brings CEO's of leading worldwide corporations to the Syracuse campus. He serves as a member of the National Commerce and Industry Board for the State of Israel Bonds Organization and is a shareholder, director and officer of LPJ Communications, Inc., which has earned commissions from TotalTel USA Communications, Inc. on the same basis as other independent representatives.

     Jay J. Miller, Esq. has been a practicing attorney for more than thirty years in the City of New York. Mr. Miller is a director of Westbrae Natural, Inc., a specialty food firm, and Edison Control Corporation, a manufacturer of pipe, fittings and accessories for concrete pumping equipment. He is Chairman of the Board of AmTrust Pacific Ltd., a New Zealand real estate company.


Board of Directors
------------------

     The Company's Board of Directors currently consists of five persons, of whom two are members of management and three are non-management directors. During the fiscal year ended January 31, 1997, the Board held four meetings attended by all of the directors.

     The Company's Board of Directors has Audit and Compensation Committees but does not have a Nominating Committee or a committee performing a similar function. The Audit Committee consists of a management director, Warren Feldman, and two non-management directors, namely, Jay J. Miller and Leon Genet. The Committee reviews, analyzes and may make recommendations to the Board of Directors with respect to the Company's financial statements and controls. The Committee has met and intends to meet from time to time with the Company's independent public accountants to monitor their activities. The Compensation Committee consists of Messrs. Genet, Miller and Warren Feldman and is charged with reviewing and recommending the compensation and benefits payable to the Company's senior executives.


Required Shareholders' Vote
---------------------------

     Assuming the presence of a quorum (a majority of the total issued and outstanding shares of Common Stock of the Company), the favorable vote of the holders of a plurality of the shares present and voting at the Meeting for the election of each nominee is required for his election.



                          EXECUTIVE COMPENSATION
                          ----------------------

     The following table sets forth the compensation which the Company paid during the fiscal years ended January 31, 1997, 1996 and 1995 to the Chief Executive Officer and to each executive officer of the Company whose aggregate remuneration exceeded $100,000:


                                              Summary Compensation Table
                                              --------------------------

Name and             Fiscal Year       Annual Compensation     Other            Compensation
Principal            Ended                                     Annual           Awards         All Other
Position             January 31        Salary ($)   Bonus(s)   Compensation($)  Options(#)     Compensations(s)
--------             ----------        ----------   --------   ---------------  ----------     ----------------
Warren H.            1997              $315,000(1)  $295,000                                     $7,025(4)
Feldman              1996              $195,000(1)  $274,241                                     $4,667(5)
Chairman and         1995              $195,103(1)  $ 74,153                    30,000(3)        $4,583(6)
Chief Executive
Officer

Kevin Alward         1997              $315,000(2)  $280,000                                     $9,769(9)
President and        1996              $195,000     $274,241                                     $6,010(10)
Chief Operating      1995              $195,000     $ 63,700                    63,000(7)(8)     $5,256(11)
Officer

Thomas P.            1997              $  95,231    $  6,000                                     $6,560(12)
Gunning
Vice President,
Treasurer and
Secretary



(1)     Does not include annual Director's fee of $15,000

(2)     Does not include director's fees of $2,500.

(3) Represents an incentive stock option to purchase 30,000 shares of Common Stock exercisable at a price of $9.625 per share (110% of the market price at the date of issue), adjusted for a 2 for 1 stock split on July 1, l996. This option vests over a period of forty-eight (48) months, with 25% of the option exercisable at the 12th, 24th, 36th and 48th months of its term, subject to earlier vesting in certain circumstances as provided in the option agreement.

(4) The amounts shown represent the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $4,668 and $2,357 for the use of a Company vehicle for non-business purposes.

(5) The amounts shown represent the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $2,310 and $2,357 for the use of a Company vehicle for non-business purposes.

(6) The amounts shown represents the Company's contribution under its 401 (K) Deferred Compensation and Retirement Savings Plan of $2,226 and $2,357 for the use of a Company vehicle for non business purposes.

(7) Represents an incentive stock option to purchase 33,000 shares of Common Stock exercisable at a price of $7.28 per share, adjusted for the 10% stock dividend distributed in July 1994 and a 2 for 1 stock split on July 1, l996. This option vests over a period of thirty-six
(36) months with 25% of the option exercisable at the 8th, 12th, 24th and 36th month of its term, subject to earlier vesting in certain circumstances as provided in the option agreement.

(8) Represents an incentive stock option to purchase 30,000 shares of Common Stock exercisable at a price of $8.75 per share, adjusted for a 2 to 1 stock split on July 1, l996. This option vests over a period of forty-eight (48) months with 25% of the option exercisable at the 12th, 24th, 36th and 48th month of its term, subject to earlier vesting in certain circumstances as provided in the option agreement.

(9) The amount shown represents the Company's contribution under its 401 (K) Deferred Compensation and Retirement Savings Plan of $5,620 and $3,071 for the use of a Company vehicle for non business purposes and $1,078 term life insurance premiums.

(10) The amounts shown represent the Company's contribution under its 401 (K) Deferred Compesation and Retirement Savings Plan of $2,310 and $2,643 for the use of a Company vehicle for non business purposes and $1,057 term life insurance.

(11) The amount shown represents the Company's contribution under its 401 (K) Deferred Compensation and Retirement Savings Plan of $1,556 and $2,643 for the use of a Company vehicle for non business purposes and $1,057 term life insurance premiums.

(12) The amounts shown represent the Company's contribution under its 401-K Deferred Compensation and Retirement Savings Plan of $3,110 and $1,179 for the use of a Company vehicle for non business purposes and $2,271 term life insurance premiums.

Adoption of 401 (K) Savings and Investment Plan
-----------------------------------------------
     On February 3, 1992, the Company adopted a 401 (K) plan for eligible hourly and salaried employees, including officers, who may elect to contribute, subject to Internal Revenue Code limitations, from 1% to 15% of their wages and salaries. The contributions are currently invested in any one of six investments funds, each of which has a different investment objective.

     An employee may contribute up to $9,500 per year, and the Company will match a certain percentage of each employee's contribution.


Other Compensation
------------------

     See Summary Compensation Table.

Compensation of Directors
-------------------------

     Each director of the Company receives $15,000 per year for service in such capacity.


Compensation Committee Report on Executive Compensation
-------------------------------------------------------
     Total-Tel USA Communications, Inc. has grown substantially over the past five years. The Board of Directors has retained the Company's executive officers based on not only upon the size and needs of the Company at the present time, but with due consideration of their ability to lead a substantially larger organization in the future.

     The Compensation Committee believes that the Company provides compensation to the Company's executive officers in amounts comparable to companies in the industry and geographical area in which the Company operates having similar operating and growth characteristics. A substantial portion of the compensation is tied to achievement of budgets and other predetermined management goals.

     The salary and other compensation paid to the Chief Executive, and Chief Operating Officer of the Company in the fiscal year ended January 31, 1997 was determined primarily based upon the following factors:

1.    Increased revenue and earnings of the Company.

2. Compensation level of executive officers of companies engaged in businesses like the Company's with similar growth and earning characteristics.

3.    Responsibilities and tasks to be achieved within the Company.


                              Respectfully submitted,





                              Leon Genet
                              Jay J. Miller



Stock Performance Chart
-----------------------


         The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation) during the previous five years in comparison to returns of the NASDAQ Stock Market (U.S.) Index and a peer group index. The peer group index used is the NASDAQ Telecommunications Stock Index.


[GRAPHIC WORM CHART: COMPARATIVE FIVE-YEAR TOTAL RETURNS
TOTAL TEL USA STOCK]

                     Comparative Five-Year Total Returns*
                             TOTAL TEL USA STOCK

[PLOT POINTS]

NASDAQ
  COMPOSITES -- US                                           FACTOR

                                                            .504551

1/31/92                            198.196                   100.000

1/31/93                            224.087                   113.063

1/31/94                            257.711                   130.028

1/31/95                            245.865                   124.051

1/31/96                            347.453                   175.308

1/31/97                            455.417                   229.781

PEER GROUP                                                   FACTOR
  (TELECOMMUNICATIONS STOCKS)
                                                            .354599

1/31/92                            282.009                   100.000

1/31/93                            348.333                   123.185

1/31/94                            518.169                   183.742

1/31/95                            432.491                   153.361

1/31/96                            581.195                   206.091

1/31/97                            592.918                   210.248



TOTAL TEL STOCK
---------------
                                                             FACTOR

                                                          59.259259

1/31/92                          *  1.6875                  100.000

1/31/93                          *  1.9125                  113.333

1/31/94                          *  7.4250                  440.000

1/31/95                          *  8.6250                  511.111

1/31/96                          *  8.9375                  529.630

1/31/97                            17.5000                1,037.037

* Adjusted for 2-1 split 7/1/96


Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Total-Tel Common Stock, NASDAQ Stock Market (U.S.) Index, and Peer Group.

* Cumulative total return assumes reinvestment of dividends.



Certain Relationships and Related Transactions
----------------------------------------------

     On December 1, 1993, the Company leased approximately 21,300 square feet of warehouse space in Belleville, New Jersey from a partnership in which two of the partners are directors and major shareholders of the Company. During the fiscal year ended January 31, 1996, the Company paid rent of $59,760 to the partnership. The annual rent for this facility is $58,560 for the first three years and $63,885 for years four and five plus a proportionate share of real estate taxes.

     The foregoing transaction was made upon terms considered by the Management to be not less favorable to the Company than a like transaction negotiated at arm's length.

     On May 27, 1993, the Company made a $25,000 non-interest bearing, unsecured loan to Kevin Alward, then President of its principal operating subsidiary, TotalTel, Inc. The note, originally due October 1, l993, was extended to December 31, 1995. On November 1, 1993, the Company made a $100,000 unsecured loan to Mr. Alward to provide funds for the purchase of the Company's Common Stock. This note bears interest at the prime rate published in the Wall Street Journal. Interest payments are due monthly and the principal balance which was originally due April 1, l995 was extended to December 31, 1996. On March 1, l995, the Company made a $55,000 unsecured loan to Mr. Alward. This note is payable on demand, and bears interest at the prime rate published in the Wall Street Journal. Interest payments are due monthly, beginning on April 1, l995. At January 31, l996, $32,500 of this note has been repaid. On September 1, 1995, the Company made a $60,000 unsecured loan to Mr. Alward. The note is payable on demand with interest at 9% per annum. On January 31, l996, the notes dated May 27, 1993, March 1, l995 and September 1, l995, together with any unpaid interest were combined into one note with a principal balance of $117,281. This note bears interest at 8% per annum and is payable in semi-monthly installments commencing February 7, l996 for seven and one-half years. The current unpaid principal balance at August 23, l996 is $111,946.77. Mr. Alward was elected President, Chief Operating Officer and a director of the Company on October 10, 1996.



                             PROPOSALS OF
                             ------------
                 SHAREHOLDERS FOR 1997 ANNUAL MEETING
                 ------------------------------------

     Proposals of shareholders intended to be presented for action at the 1998 Annual Meeting of Shareholders must be received at the Company's offices not later than May 15, 1998 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The terms and conditions of Rule 14a-8 under the Securities Exchange Act of 1934 shall apply to any such submission.

                             ANNUAL REPORT
                             -------------

     The Annual Report of the Company for the fiscal year ended January 31, 1997, including financial statements, is being mailed to shareholders together with this Proxy Statement. No part of such Annual Report shall be regarded as proxy soliciting material or as a communication by means of which any solicitation is being or is to be made.

               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ----------------------------------------

     Deloitte & Touche LLP or a predecessor, has served as the independent certified public accountants of the Company since 1962. The Company intends to appoint Deloitte & Touche LLP as its independent certified public accountants for the fiscal year ending January 31, 1998. Deloitte & Touche has indicated that it expects to have a representative at the Meeting. The representative will be afforded an opportunity to make a statement, if he desires, and will be available to respond to appropriate shareholder questions.

                  VOTING AND SOLICITATION OF PROXIES
                  ----------------------------------

     The solicitation of proxies in the accompanying form is made by the Company's Board of Directors , and the cost thereof will be borne by the Company. The Company may solicit proxies by mail, telephone, or telegraph. Brokerage firms, custodians, banks, trustees, nominees or other persons holding shares in their names, will be reimbursed for their reasonable expenses in forwarding proxy materials to their principals.

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter to be presented before the Meeting. In the event any other matter is properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

     It is important that proxies be returned promptly. Therefore, whether or not you plan to attend in person, you are asked to execute and return your proxy in the enclosed, postage prepaid, envelope.

     By Order of the Board of Directors.

                                           Thomas P. Gunning
August 18, 1997                            Secretary
PROXY97a.edg   Page 9  To Total Tel